EXHIBIT 10.1

[EXECUTION VERSION]

LTC PROPERTIES, INC.

_______________________________

SECOND AMENDED AND RESTATED

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

_______________________________

5.26% Series A-1 Senior Notes Due July 14, 2015

($25,000,000 Aggregate Original Principal Amount)

5.74% Series A-2 Senior Notes Due January 14, 2019

($25,000,000 Aggregate Original Principal Amount)

4.80% Series B Senior Notes Due July 20, 2021

($50,000,000 Aggregate Original Principal Amount)

$100,000,000 Private Shelf Facility

As of October 30, 2013

Information Schedule

Schedule A	—	Purchaser Schedule Related to Series A Notes Purchaser Schedule Related to Series B Notes
Schedule B	—	Defined Terms
Schedule 5.4	—	Subsidiaries; Affiliates; Directors and Officers; Restrictions on Subsidiaries
Schedule 5.10(c)	—	Significant Leases
Schedule 5.15	—	Existing Indebtedness for Borrowed Money
Schedule 5.25	—	UAP Properties
Schedule 10.2	—	Existing Investments

Exhibit A-1	—	Form of 5.26% Series A-1 Senior Note due July 14, 2015
Exhibit A-2	—	Form of 5.74% Series A-2 Senior Note due January 14, 2019
Exhibit A-3	—	Form of 4.80% Series B Senior Note due July 20, 2021
Exhibit A-4	—	Form of Shelf Note
Exhibit B	—	Form of Request for Purchase
Exhibit C	—	Form of Confirmation of Acceptance
Exhibit D-1	—	Form of Opinion of Special Counsel for the Credit Parties
Exhibit D-2	—	Form of Opinion of Special Maryland Counsel for the Credit Parties
Exhibit D-3	—	Form of Opinion of Special Texas Counsel for the Credit Parties
Exhibit D-4	—	Form of Opinion of Special Nevada Counsel for the Credit Parties
Exhibit E	—	Form of Joinder to Multiparty Guaranty

i

(continued)

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v

LTC PROPERTIES, INC.
2829 Townsgate Road, Suite 350
Westlake Village, California 91361

As of October 30, 2013

Prudential Investment Management, Inc.
Each Prudential Affiliate (as hereinafter defined) which is
a signatory of this Agreement or becomes bound by certain
provisions of this Agreement as hereinafter provided)

c/o Prudential Capital Group
2029 Century Park East, Suite 710
Los Angeles, California 90067

Ladies and Gentlemen:

Each of the undersigned, LTC Properties, Inc., a Maryland corporation (the “Company”), and certain direct and indirect Subsidiaries of the Company from time to time party to this Agreement as Guarantors agrees with each of the Purchasers as follows:

1                                        AUTHORIZATION OF NOTES

1A         AMENDMENT AND RESTATEMENT.

This Agreement amends, restates and replaces in its entirety (subject to Section 4C) that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of October 19, 2011 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Prior Agreement”), between the Persons which are parties hereto as of the date hereof; and the Prior Agreement amended, restated and replaced in its entirety that certain Note Purchase and Private Shelf Agreement, dated as of July 14, 2010 (as amended, restated, supplemented or otherwise modified through October 19, 2011, the “Original Agreement”), between the Persons which are parties hereto as of the date hereof.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1B          EXISTING SERIES A-1 NOTES.

On July 14, 2010 the Company issued and sold $25,000,000 aggregate original principal amount of its 5.26% Series A-1 Senior Notes due July 14, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Series A-1 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of the Original Agreement, the Prior Agreement or this Agreement).  The Series A-1 Notes are substantially in the form set out in Exhibit A-1.

1C         EXISTING SERIES A-2 NOTES.

On July 14, 2010 the Company issued and sold $25,000,000 aggregate original principal amount of its 5.74% Series A-2 Senior Notes due January 14, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Series A-2 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of the Original Agreement, the Prior Agreement or this Agreement).  The Series A-2 Notes are substantially in the form set out in Exhibit A-2.  The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A-1 Note and each Series A-2 Note delivered pursuant to any provision of the Original Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any provision of the Original Agreement, the Prior Agreement or this Agreement.

1D         EXISTING SERIES B NOTES.

On July 20, 2011 the Company issued and sold $50,000,000 aggregate original principal amount of its 4.80% Series B Senior Notes due July 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Series B Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of the Original Agreement, the Prior Agreement or this Agreement).  The Series B Notes are substantially in the form set out in Exhibit A-3.

1E          AUTHORIZATION OF ISSUE OF SHELF NOTES.

The Company will authorize the issue and sale of its additional senior notes (as amended, restated, supplemented or otherwise modified from time to time, the “Shelf Notes”) in the aggregate principal amount of up to $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2B(5), and to be substantially in the form of Exhibit A-4.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each Series A Note, each Series B Note and each Shelf Note delivered pursuant to any provision of the Original Agreement, the Prior Agreement or this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes that have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2                                        SALE AND PURCHASE OF NOTES

2A         [INTENTIONALLY OMITTED].

2B          SALE AND PURCHASE OF SHELF NOTES.

2B(1)   Facility.  PIM is willing to consider, in its sole discretion and within limits that may be authorized for purchase by PIM and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of PIM to consider such purchase of Shelf Notes is herein called the “Facility.”  At any time, (i) the aggregate principal amount of Shelf Notes stated in Section 1E, minus (ii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PIM TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PIM NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PIM OR ANY PRUDENTIAL AFFILIATE.  Notwithstanding anything to the contrary appearing herein, in no event shall any Note be purchased under the Facility by a Prudential Affiliate described in clause (i) of the definition thereof if, upon giving effect to such purchase and the use of proceeds thereof, the aggregate principal amount all Notes and any other notes of the Company then outstanding and held by all Prudential Affiliates described in such clause, would exceed $150,000,000.

2B(2)   Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) October 19, 2014 (or if such date is not a New York Business Day, the New York Business Day next preceding such date), and (ii) the thirtieth day after PIM shall have given to the Company, or the Company shall have given to PIM, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a New York Business Day, the New York Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”

2B(3)   Request For Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to PIM by email or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 12 years from the date of original issuance), and principal prepayment dates and amounts (which shall result in an average life of no more than 10 years from the date of original issuance) of the Shelf Notes covered thereby, (iii) specify the interest payment periods (which shall be quarterly or semi-annually), (iv) specify the use of proceeds of such Shelf Notes), (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 Business Days and not more than 90 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit B attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by PIM.

2B(4)   Rate Quotes.  Not later than 5 Business Days after the Company shall have given PIM a Request for Purchase pursuant to Section 2B(3), PIM may, but shall be under no obligation to, provide to the Company by telephone interest rate quotes for the several principal amounts, maturities and principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which PIM or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5)   Acceptance.  Within 2 minutes after PIM shall have provided any interest rate quotes pursuant to Section 2B(4) or such shorter period as PIM may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to Section 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying PIM by telephone or email within the Acceptance Window (but not earlier than 9:30 a.m. or later than 1:30 p.m. (or such later time as PIM may agree), New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies PIM of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which PIM does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2B(6) and the other terms and conditions hereof, the Company agrees to sell to PIM or a Prudential Affiliate, and PIM agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Accepted Notes.  As soon as practicable following the Acceptance Day, the Company, PIM and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to PIM within 2 Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, PIM may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6)   Market Disruption.  Notwithstanding the provisions of Section 2B(5), if PIM shall have provided interest rate quotes pursuant to Section 2B(4) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to PIM in accordance with Section 2B(5), the domestic market for United States treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for United States treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies PIM of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and PIM shall promptly notify the Company that the provisions of this Section 2B(6) are applicable with respect to such Acceptance.

2B(7)   Facility Closings.  Not later than 1:30 p.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Vedder Price P.C., 275 Battery Street, Suite 2464, San Francisco, California 94111 (or such other address as PIM may specify in writing), the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated the applicable Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account specified in the Request for Purchase of such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:00 p.m., New York City local time, on such scheduled Closing Day notify PIM (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to PIM (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2B(8)(iii), or (ii) such closing is to be canceled and the Company will pay the Cancellation Fee as provided in Section 2B(8)(iv).  In the event that the Company shall fail to give such notice referred to in the immediately preceding sentence, PIM (on behalf of each Purchaser) may at its election, at any time after 2:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled and the Company is obligated to pay the Cancellation Fee as provided in Section 2B(8)(iv).  Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless PIM shall have otherwise consented in writing.

2B(8)   Fees.

2B(8)(i)               Draw Fees.  The Company shall pay to or as directed by PIM in immediately available funds a fee (herein called a “Draw Fee”) on or before each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Notes sold on such Closing Day.

2B(8)(ii)              [Intentionally Omitted.]

2B(8)(iii)            Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company shall pay to or as directed by PIM, on the Cancellation Date or actual Closing Day of such purchase and sale, an amount (the “Delayed Delivery Fee”) equal to:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on an alternative Dollar investment of the highest quality selected by PIM having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note; “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.

In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2B(7).

2B(8)(iv)            Cancellation Fee.  If the Company at any time notifies PIM in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if PIM notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of Section 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company shall pay to or as directed by PIM in immediately available funds on the Cancellation Date an amount (the “Cancellation Fee”) equal to:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by PIM) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by PIM) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(iii).  The foregoing bid and ask prices shall be as reported by such publicly available source of such market data as is then customarily used by PIM, and rounded to the second decimal place.

In no case shall the Cancellation Fee be less than zero.

3             [INTENTIONALLY OMITTED].

4             CONDITIONS.

The effectiveness of the amendment and restatement effected herein is subject to the satisfaction of the conditions set forth in Section 4A (and the continued effectiveness of the amendment and restatement effected herein is subject to the satisfaction of the condition set forth in Section 4C, as provided more fully therein), and the obligation of any Purchaser to purchase and pay for any Shelf Notes is subject to the fulfillment to its satisfaction, on or before the applicable Closing Day, of the conditions set forth in Section 4B:

4A         CONDITIONS TO EFFECTIVENESS OF AMENDMENT AND RESTATEMENT.

4A(1)   [Intentionally Omitted].

4A(2)  Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the date hereof the fees, charges and disbursements of the special counsel of PIM, the Series A Purchasers and the Series B Purchasers referred to in Section 4B(1)(g), to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date hereof.

4B          CONDITIONS TO EACH CLOSING.

4B(1)  Certain Documents.  PIM and each Purchaser that is purchasing Notes on such Closing Day shall have received the following, each dated the applicable Closing Day (except as provided in clause (h)).

(a)          The Note(s) to be purchased by such Purchaser;

(b)         an Officer’s Certificate from the Company, certifying that the conditions specified in Sections 4B(3), 4B(4) and 4B(5) have been fulfilled;

(c)          certified copies of the resolutions of each Credit Party (or, if such Person is a partnership, its general partner), authorizing the execution and delivery of the Transaction Documents to which such Credit Party is a party (and, in the case of such resolutions of the Company, authorizing the issuance of the applicable Series of Notes by the Company), and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Transaction Documents and the applicable Series of Notes;

(d)          a certificate of the Secretary or an Assistant Secretary and one other officer of each of the Credit Parties (or, if such Person is a partnership, its general partner), certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents to which such Credit Party is a party;

(e)          certified copies of the articles or certificate of incorporation (or similar charter document) and by-laws, operating agreement or partnership agreement, as applicable, of each Credit Party;

(f)           favorable opinions of:  (i) Lowenstein Sandler LLP, special counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-1 attached hereto, and as to such other matters as such Purchaser may reasonably request; (ii) Ballard Spahr LLP, special Maryland counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-2 attached hereto, and as to such other matters as such Purchaser may reasonably request; (iii) Fulbright & Jaworski L.L.P., special Texas counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-3 attached hereto, and as to such other matters as such Purchaser may reasonably request; and (iv) Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-4 attached hereto, and as to such other matters as such Purchaser may reasonably request.  The Company hereby directs each such counsel to deliver such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

(g)          a favorable opinion of Vedder Price P.C., special counsel for PIM and the Purchasers, as to such matters incident to the matters herein contemplated related to the Series A Notes as such Purchaser reasonably requests;

(h)          a good standing or similar certificate for each Credit Party (or its general partner, in the case of a partnership) from the appropriate Governmental Authority of its jurisdiction of organization, dated as of a recent date, and such other evidence of the status of such Persons as such Purchaser may reasonably request; and

(i)           additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser prior to the applicable Closing Day.

4B(2)    Payment of Fees.  The Company shall have paid to or as directed by PIM any fees due pursuant to or in connection with this Agreement, including the Draw Fee due pursuant to Section 2B(8)(i) and any Delayed Delivery Fee due pursuant to Section 2B(8)(iii).

4B(3)    Representations and Warranties.  The representations and warranties of the Credit Parties in Section 5 hereof shall, in each case, be correct when made and on and as of such Closing Day.

4B(4)    Performance; No Default.  Each of the Credit Parties shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing Day, and after giving effect to the issue and sale of the applicable Series of Notes (and the application of the proceeds thereof pursuant to the requirements of Section 5.14) no Default or Event of Default shall have occurred and be continuing.

4B(5)    Changes in Structure.  The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person, at any time following the date of the most recent financial statements referred to in Section 5.5.

4B(6)    Purchase Permitted By Applicable Law, Etc.  Each Purchaser’s purchase of Notes on such Closing Day shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by any Purchaser of Notes on such Closing Day, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify to enable it to determine whether such purchase is so permitted.

4B(7)    Private Placement Number.  A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of Notes to be issued on the applicable Closing Day.

4B(8)   Proceedings and Documents.  All corporate, organizational and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to each Purchaser purchasing Notes on the applicable Closing Day and its special counsel, and each such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such counsel may reasonably request.

4C         Condition Subsequent.  This Agreement and the amendment and restatement of the Prior Agreement effected hereby shall cease to remain in effect (and the Prior Agreement, as in effect immediately prior to the effectiveness of this Agreement, shall thereupon be reinstated) as of December 31, 2013 if there shall not have occurred by such date one or more closings of the purchase and sale of Shelf Notes in an aggregate principal amount of at least $50,000,000.

5                                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1                            Organization; Power and Authority.

Each Credit Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Credit Party has the requisite power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Transaction Documents to which it is a party and to perform the provisions of such Transaction Documents which it is required to perform.  The Company is organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Code.

5.2                            Authorization, Etc.

This Agreement, the Notes and the other Transaction Documents to which any Credit Party is a party have been duly authorized by all necessary action on the part of such Credit Party, and each of this Agreement and such other Transaction Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Credit Party that is party to such Transaction Document enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                            Disclosure.

Neither this Agreement nor any other document, certificate or statement furnished to PIM by or on behalf of the Company or the other Credit Parties in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made, PIM acknowledging that as to any projections furnished to PIM, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable at the time of the preparation and delivery thereof.  There is no fact known to the Company or any other Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings (including the Company’s most recent reports on Form 10-Q and Form 10-K and the Company’s reports on Form 8-K filed during the period from January 1, 2010 through the date hereof) delivered to PIM by or on behalf of the Company or the other Credit Parties.  Since the date of the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5, there has been no change in the financial condition, operations, business, Properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to PIM by or on behalf of the Company or the other Credit Parties.

5.4                            Organization and Ownership of Equity in Subsidiaries; Affiliates.

(a)          Schedule 5.4 contains complete and correct lists as of the date hereof (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)) (i) of each of the Subsidiaries of the Company, showing, as to each such Person, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares or units of each class issued and outstanding, (ii) of each of the Company’s Affiliates, other than such Person’s Subsidiaries and other than the other Credit Parties, and (iii) of the Company’s directors and senior officers.

(b)          All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien except as disclosed on Schedule 5.4.

(c)          Each Subsidiary (other than the Credit Parties) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)          No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5                            Financial Statements.

The Company has furnished each Purchaser of the Series A Notes, the Series B Notes and any Accepted Notes with the following financial statements:  (i) consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010, 2011 and 2012 and as of the last day in each of the fiscal years completed thereafter and prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released), and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for each such year, all certified by independent certified public accountants of recognized international standing; and (ii) unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the most recently completed fiscal year end and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods and the comparable quarterly period in the immediately preceding fiscal year.  Such financial statements (including any related schedules and/or notes) have been prepared in accordance with GAAP (subject, as to interim statements, to changes resulting from year-end adjustments) consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, retained earnings and cash flows fairly present the consolidated financial results of their operations for the periods indicated.  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in writing to the Purchasers.  No event has occurred since the end of the most recent fiscal year for which such audited financial statements have been furnished which has had or could reasonably be expected to have a material adverse effect on the condition (business, financial or otherwise), results of operations, assets, liabilities or prospects of the Company or any of its Subsidiaries.

5.6                            Compliance with Laws; Other Instruments, Etc.

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of any Credit Party or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter (or similar constitutive documents) or bylaws (or similar documents), or any other agreement or instrument to which any Credit Party or any of its Subsidiaries is bound or by which any Credit Party or any of its Subsidiaries or any of their respective Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Credit Party or any of its Subsidiaries, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party or any of its Subsidiaries.

Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured, could reasonably be expected to have a Material Adverse Effect.

5.7                            Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party of this Agreement, the Notes or the other Transaction Documents to which such Person is a party.

5.8                            Litigation; Observance of Agreements, Statutes and Orders.

(a)          There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)          Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9                            Taxes.

All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Company or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or where the failure to so file or pay would not cause a Material Adverse Effect.  The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

5.10                    Title to Property; Leases.

(a)          The Company and its Subsidiaries have good and sufficient title to their respective Properties (other than Properties which are leased) that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.

(b)          [Intentionally Omitted].

(c)          Schedule 5.10(c) identifies, as of the date hereof (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)), each Significant Lease, the Property which is demised pursuant to each Significant Lease and the name of each landlord and lessee under each Significant Lease.  Except as set forth on Schedule 5.10(c), as of the date hereof (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)):  (x) none of the tenants under Significant Leases on Properties owned by the Company, Material Subsidiaries or any other Subsidiary of the Company was (as of such date or at any other time during the Fiscal Quarter beginning immediately prior to such date) in default for a period in excess of 60 days on the monthly minimum rent payments due under such Significant Leases, and (y) no other tenants on other Leases that in the aggregate generate more than $6,000,000 in annual minimum rents payable to the Company or its Subsidiaries were (as of such date or at any other time during the Fiscal Quarter beginning immediately prior to such date) in default for a period in excess of 60 days on the monthly minimum rent payments due under such Leases.

5.11       Licenses, Permits, Etc.

(a)          The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)         To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)          To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12       Compliance with ERISA.

(a)          The Company, each Subsidiary and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  None of the Company, any Subsidiary or any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company, any Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company, any Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or pursuant to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)          The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.  Following the effective date of the Pension Act, for any Plan which is subject to the Pension Funding Rules, the funding target attainment percentage, within the meaning of Section 303 of ERISA or Section 430 of the Code, for such Plan is not less than 100%.

(c)          The Company, the Subsidiaries and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)          The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60 (formerly known as Financial Accounting Standards Board Statement No. 106), without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)          The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13       Private Offering.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14       Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of each Series of Shelf Notes in the manner described in the applicable Request for Purchase with respect to such Series of Shelf Notes.  None of the proceeds of the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15       Existing Indebtedness for Borrowed Money; Future Liens.

(a)          Except as described therein, Schedule 5.15 sets forth a complete and correct list as of the date hereof of all outstanding Indebtedness for Borrowed Money of the Company and its Subsidiaries as of September 30, 2013 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranties thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness for Borrowed Money of the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness for Borrowed Money of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness for Borrowed Money of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness for Borrowed Money to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)          Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1.

(c)          As of the date hereof, neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness for Borrowed Money of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness for Borrowed Money of the Company or any Subsidiary, except as specifically indicated in Schedule 5.15.

5.16       Foreign Assets Control Regulations, Etc.

(a)          Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)          No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)           Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Body for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)          (i)           Neither the Company nor any Controlled Entity (1) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a United States of America or any non-United States of America country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (2) to the Company’s best knowledge, is under investigation by any United States of America or non-United States of America Governmental Body for possible violation of Anti-Corruption Laws, (3) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (4) has been or is the target of sanctions imposed by the United Nations or the European Union.

(ii)          To the Company’s best knowledge, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of:  (1) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty; (2) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty; or (3) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case which is contrary to applicable law; and

(iii)         No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would cause any holder of a Note to be in violation of applicable Anti-Corruption Laws.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Anti-Corruption Laws.

5.17       Status under Certain Statutes.

Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18       Environmental Matters.

(a)          Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)          Neither the Company nor any Subsidiary has knowledge of any claim or has knowledge that any of its tenants has received any notice of any claim, and neither the Company nor any Subsidiary has knowledge that any proceeding has been instituted raising any claim against any tenant of the Company or its Subsidiaries with respect to their use of any real properties or other assets now or formerly owned, leased or operated by any of the Company or its Subsidiaries, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)          Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(d)          Neither the Company nor any Subsidiary has, and to the knowledge of the Company and its Subsidiaries none of its tenants has, stored any material quantities of Hazardous Materials on real properties now or formerly owned, leased or operated by any of the Company or its Subsidiaries; and neither the Company nor any Subsidiary has, and to the knowledge of the Company and its Subsidiaries none of its tenants or any other Person has, disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect;

(e)          To the knowledge of the Company and its Subsidiaries, the tenants of the Company and its Subsidiaries have obtained all governmental approvals required for the operation of the Properties under applicable Environmental Laws, except such as could not reasonably be expected to result in a Material Adverse Effect; and

(f)           To the knowledge of the Company, all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19       Stock of the Company.

As of the date hereof, the entire outstanding capital stock of the Company consists of:  (i) Series C Cumulative Convertible Preferred Stock, 2,000,000 shares outstanding; and (ii) Common Stock, 34,751,910 shares outstanding.

5.20       Condition of Property; Casualties; Condemnation.

To the knowledge of the Company or its Material Subsidiaries, and except such as has not had, and could not reasonably be expected to have, a Material Adverse Effect, each Property owned by them (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance, and (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted.  To the knowledge of the Company or of any of its Subsidiaries, and except such as has not had, and could not reasonably be expected to have, a Material Adverse Effect, none of the Properties owned by them is currently affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.  No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor, to the knowledge of the Company, threatened against any Property owned by it or any of its Subsidiaries in any manner whatsoever.  No casualty has occurred to any such Property that could reasonably be expected to have a Material Adverse Effect.

5.21       Legal Requirements and Zoning.

To the knowledge of the Company and its Subsidiaries, the use and operation of each Property owned by the Company or its Subsidiaries constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any such Property (or any portion thereof).

5.22       [Intentionally Omitted].

5.23       Solvency.

The Company and each of its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

5.24       Hostile Tender Offers.

None of the proceeds of the sale of any Notes will be used to finance a Hostile Acquisition.

5.25       UAP Properties.

Schedule 5.25 hereto identifies each UAP Property.

6                                        REPRESENTATIONS OF THE PURCHASERS.

6.1         Purchase for Investment.  Each Purchaser of any Series of Shelf Notes severally represents that it is purchasing such Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each such Purchaser understands that such Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register such Notes.

6.2                            Source of Funds.

Each Purchaser of any Series of Shelf Notes severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of such Notes to be purchased by such Purchaser hereunder:

(a)          the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)          the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)          the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)          the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM, and (ii) the names of any employee benefit plans whose assets are included in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)          the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM, and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)           the Source is a governmental plan; or

(g)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7                                        INFORMATION AS TO THE COMPANY.

The Company covenants that during the Issuance Period and so long thereafter as any Notes remain outstanding or any amounts owing under the Transaction Documents remain unpaid:

7.1                            Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)          Quarterly Statements — as soon as available, and in any event within 45 days after the close of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Company a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Company in accordance with GAAP and certified to by its chief financial officer or another officer of the Company acceptable to the Required Holders (the filing within the time period specified above of the Company’s Form 10-Q for such Fiscal Quarter on the EDGAR system shall satisfy this requirement);

(b)          Annual Statements — as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Company, duplicate copies of

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)         consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the filing within the time period specified above of the Company’s Form 10-K for such Fiscal Year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act, provided that such annual report need not be filed until required to be filed pursuant to SEC requirements) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)          [Intentionally Omitted].

(d)          Quarterly Operating Reports — within 45 days after the last day of each of the first three Fiscal Quarters and within 90 days after the last day of the fourth Fiscal Quarter of the year:  (i) a list (a) of all newly formed or acquired Subsidiaries during such quarter (such list shall contain the information relative to such new Subsidiaries as set forth in Schedule 5.4 hereto and upon receipt of which Schedule 5.4 shall be deemed amended to include references to such Subsidiaries), and (b) identifying any Subsidiary whose capital stock or other equity interests were transferred during such quarter as permitted by Section 10.4(c), together with the name of the transferor and transferee thereof; (ii) a list of newly executed Significant Leases during such quarter (upon receipt of which, Schedule 5.10(c) shall be deemed amended to include references to such Significant Lease); (iii) a copy of any notice of a material default or any other material notice (including, without limitation, property condition reviews) received by the Company or any Guarantor from any ground lessor under a Significant Lease during such quarter; and (iv) a schedule showing for such quarter (a) any Significant Lease that was or is continuing to be in default with respect to monthly minimum rent payments in excess of 60 days, and (b) any other Leases that in the aggregate generate more than $6,000,000 in annual minimum rents payable to the Company or its Subsidiaries that were or are continuing to be in default for a period in excess of 60 days on the monthly minimum rent payments due under such Significant Leases;

(e)          Annual Projections — as soon as available, and in any event within 90 days after the last day of each Fiscal Year of the Company, a copy of the Company’s consolidated projections for the then current fiscal year of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Company and in form satisfactory to the Required Holders (which shall include a summary of all significant assumptions made in preparing such business plan);

(f)           SEC and Other Reports — promptly upon their becoming available, (i) one copy of each financial statement, report or notice sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding any information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability), and (ii) each report on Form 8-K (or any similar successor form) and all amendments thereto (which documents may be delivered by email) filed by the Company or any Subsidiary with the SEC;

(g)          Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(h)          Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i)           Other Notices — promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Company, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Company or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(j)           ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)         any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; and

(k)          Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2                            Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)          Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2, Section 10.3, Section 10.10 and the requirements of any additional Financial Covenants incorporated herein pursuant to Section 10.11 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, (i) the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence, and (ii) a reconciliation from GAAP, as reflected in the statements then being furnished, to the calculation of the financial covenants in Section 10.2, Section 10.3, Section 10.10 and any additional Financial Covenants incorporated herein pursuant to Section 10.11, after giving effect to the exclusion from GAAP of the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for liabilities); and

(b)          Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3                            Visitation.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)          No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)          Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8                                        PREPAYMENT OF THE NOTES.

The Series A Notes, the Series B Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in Section 8.1.  The Series A Notes, the Series B Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in Section 8.2.

8.1                            Required Prepayments.

(a)          Series A-1 Notes.  As provided therein, the entire unpaid principal balance of the Series A-1 Notes shall be due and payable on the stated maturity date thereof.

(b)          Series A-2 Notes.  On January 14, 2014 and on each January 14 thereafter to and including January 14, 2018 the Company will prepay $4,166,666.67 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A-2 Notes at par and without payment of the Make-Whole Amount or any premium; provided that upon any partial prepayment of the Series A-2 Notes pursuant to Section 8.2 or any partial purchase of Series A-2 Notes pursuant to Section 8.5, the principal amount of each required prepayment of the Series A-2 Notes becoming due under this Section 8.1(b) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A-2 Notes is reduced as a result of such prepayment or purchase.

(c)          Series B Notes.  The Series B Notes shall be subject to required prepayments set forth in the Notes of such Series; provided that upon any partial prepayment of the Series B Notes pursuant to Section 8.2 or any partial purchase of Series B Notes pursuant to Section 8.5, the principal amount of each required prepayment of the Series B Notes becoming due under this Section 8.1(c) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of such Note is reduced as a result of such prepayment or purchase.

(d)          Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series; provided that upon any partial prepayment of any Series of Shelf Notes pursuant to Section 8.2 or any partial purchase of any Series of Shelf Notes pursuant to Section 8.5, the principal amount of each required prepayment thereof becoming due on and after the date of such partial prepayment or purchase shall be reduced in the same proportion as the aggregate principal amount of such Note is reduced as a result of such prepayment or purchase.

8.2                            Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series (to the exclusion of all other Series), in an amount not less than $1,000,000 (and increments of $100,000 in excess thereof) of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, or such lesser principal amount of the Notes of such Series as shall then be outstanding, at 100% of the principal amount so prepaid, plus interest thereon to the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment.  Each such notice shall specify such date, the Series of Notes to be prepaid, the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note of such Series held by the registered holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3                            Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of each Series under Section 8.1(b) or Section 8.2, the principal amount prepaid shall be allocated among the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore prepaid.

8.4                            Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5                            Purchase of Notes.

The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (i) upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and the Notes of such Series, or (ii) pursuant to a written offer to purchase any outstanding Notes of such Series made by the Company or an Affiliate pro rata to the holders of all Notes of such Series at the time outstanding upon the same terms and conditions.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

8.6                            Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, for actively traded United States treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (“Bloomberg”) (or, if Bloomberg shall cease to report such yields on Page PX1 or shall cease to be PIM’s customary source of information for calculating make-whole amounts on privately placed notes, then such source as is then PIM’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the second Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded United States treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting United States treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the actively traded United States treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the actively traded United States treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life”  means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9                                        AFFIRMATIVE COVENANTS

The Company covenants that during the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

9.1                            Compliance with Law.  (a)  Without limiting Section 10.13, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA PATRIOT Act, Environmental Laws, and the other laws and regulations that are referenced in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the agreements set forth in Section 9.1(a) above, for each of its owned Properties, respectively, the Company will, and will cause each of its Subsidiaries to, require that each tenant and subtenant, if any, of any of the Properties or any part thereof, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with all applicable Environmental Laws; (ii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Properties; (iii) cause to be cured any material violation by it or at any of the Properties of applicable Environmental Laws; (iv) not allow the presence or operation at any of the Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (v) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Properties except in the ordinary course of its business and in de minimis amounts; (vi) within ten (10) Business Days notify the holders of Notes in writing of, and provide any reasonably requested documents upon learning of, any of the following in connection with the Company or any Subsidiary or any of the Properties:  (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law, (2) any material Environmental Claim, (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material, (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law, or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (vii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law; (viii) abide by and observe any restrictions on the use of the Properties imposed by any governmental authority as set forth in a deed or other instrument affecting the Company’s or any Subsidiary’s interest therein; (ix) promptly provide or otherwise make available to the holders of Notes any reasonably requested environmental record concerning the Properties which the Company or any Subsidiary possesses or can reasonably obtain; and (x) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

9.2                            Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain and cause their respective tenants to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business, similarly situated, and operating like Properties.  The Company shall, upon the request of the Required Holders, furnish to the holders of Notes certificates of insurance setting forth in summary form the nature and extent of the insurance maintained on the Properties.

9.3                            Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept (including, without limitation, by their respective tenants), their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4                            Payment of Taxes and Claims.  The Company and Credit Parties will cause each of their respective tenants to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property relating to such Property, that individually or collectively would materially impair the value of such Property, and in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5                            Maintenance of Existence, Etc.  Subject to Section 10.3, the Company will at all times preserve and keep in full force and effect its corporate or similar existence and the corporate or similar existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6                            Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7                            Maintenance of REIT Status.  The Company will, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

9.8                            Listing of Common Stock; Filing of Reports.  The Company will (i) at all times cause its common stock to be duly listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation or other national stock exchange, and (ii) timely file all reports required to be filed by it with the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation and the Securities and Exchange Commission.

9.9                            Additional Guarantors.  Concurrent with any Person becoming a guarantor or other obligor under the Credit Agreement or any other Principal Credit Facility, the Company shall cause such Person to execute and deliver a Joinder to Multiparty Guaranty, together with such other instruments, documents, certificates, and opinions reasonably required by the Required Holders in connection therewith.

9.10       [Intentionally Omitted].

9.11       Information Required by Rule 144A.  Upon the request of the holder of any Note, the Company will promptly provide to such holder, and to any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

9.12       UAP Properties.  Upon not less than ten (10) Business Days prior written notice from the Company to the holders of Notes, the Company may from time to time designate that a Property be added (subject to the other requirements for a Property otherwise qualifying as a UAP Property) or deleted as a UAP Property.  Such notice shall be accompanied by a certificate certifying that immediately before and after giving effect to such additions or deletions the Company is in compliance with Section 10.10 on a pro-forma basis as of the then most recently ended Fiscal Quarter and no Default or Event of Default exists or would result.  Upon receipt by the holders of Notes of the forgoing, Schedule 5.25 hereof shall be deemed to have been updated to reflect the deletion or addition, as applicable.

10                                NEGATIVE COVENANTS.

The Company covenants that, during the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

10.1                    Liens, Etc.  The Company will not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent any Permitted Liens.  Without limitation of the immediately preceding sentence, the Company will not permit any Principal Credit Facility (including the Credit Agreement) to be secured by any consensual Lien unless the Notes are simultaneously secured pursuant to terms and provisions, including an intercreditor agreement, satisfactory to the Required Holders.

10.2                    Investments, Acquisitions, Loans and Advances.  The Company will not, nor will it permit any Subsidiary to, (i) directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvement on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) acquire any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)          investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)          investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)          investments in certificates of deposit issued by any Lender (as defined in the Credit Agreement) or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)          investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)          investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)           the Company’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g)          intercompany advances made from time to time among the Company and its Subsidiaries in the ordinary course of business to finance working capital needs;

(h)          investments in Permitted Acquisitions, other than those described in clauses (j), (k) or (l) below;

(i)           investments held by the Company and its Subsidiaries as of the date hereof and disclosed in Schedule 10.2;

(j)           excluding investments in joint ventures existing as of or prior to the date hereof and disclosed on Schedule 10.2, investments in joint ventures which are Permitted Acquisitions and are in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Company and its Subsidiaries at such time;

(k)         excluding Assets Under Development existing as of or prior to the date hereof and disclosed on Schedule 10.2, investments in Assets Under Development which are Permitted Acquisitions and are in an amount not to exceed in the aggregate at any one time outstanding 20% of the Total Asset Value of the Company and its Subsidiaries at such time;

(l)           excluding investments in Redevelopment Assets existing as of or prior to the date hereof and disclosed on Schedule 10.2, investments in Redevelopment Asset which are Permitted Acquisitions and are in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Company and its Subsidiaries at such time;

(m)        investments received in connection with a workout of any obligation owed to the Company or its Subsidiaries; and

(n)          investments other than those otherwise permitted under this Section in an amount not to exceed in the aggregate at any one time outstanding 15% of the Total Asset Value of the Company and its Subsidiaries at such time.

Investments made after the date hereof of the type described in Sections (j), (k), (l) and (n) immediately preceding shall at no time exceed in the aggregate at any one time outstanding 25% of the Total Asset Value of the Company and its Subsidiaries at such time.  In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

10.3       Mergers, Consolidations and Sales.  The Company will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) any of its Property (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any Subsidiary to do so; provided, however, that the Company may merge or consolidate with another Person, including a Subsidiary, if (A) the Company is the surviving corporation, (B) the Company will be in pro forma compliance with all provisions of this Agreement upon and after such merger or consolidation, and (C) the Company will not engage in any material line of business substantially different from that engaged in on the date hereof and; provided further, that so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a)          the sale, transfer, lease or other disposition of Property of the Company and its Subsidiaries to one another in the ordinary course of its business;

(b)          the merger of any Subsidiary with and into the Company or any other Subsidiary, provided that, in the case of any merger involving the Company, the Company is the corporation surviving the merger;

(c)          the sale, transfer or other disposition of (i) any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business, or (ii) for the avoidance of doubt, capital stock of the Company held by the Company as treasury stock; and

(d)          the sale, transfer, lease or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction); provided, that if such sale, transfer, lease or disposition during any Fiscal Quarter exceeds 2% of the Applicable Total Asset Value and together with any other sales, transfers, leases or dispositions made during such Fiscal Quarter in the aggregate exceed an amount equal to 10% of the Applicable Total Asset Value, then for such sales, transfers, leases or dispositions, the Company shall provide to the holders of Notes covenant calculations for the covenants contained in Section 10.10, showing that, after giving effect to such sales, transfers, leases or dispositions, the Company shall be in pro forma compliance with such covenants for the Fiscal Quarter then most recently ended for which financial statement have been provided hereunder.

10.4       Maintenance of Subsidiaries.  The Company shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to a collateral agent for the benefit of the holders from time to time of the Notes and the Lenders under (and as defined in) the Credit Agreement (subject to compliance with Section 10.1), (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any assignment, sale or transfer of the shares of capital stock or other equity interests of a Subsidiary if the conveyance, transfer, lease or other disposition of all of the assets of such Subsidiary would be permitted by Sections 10.3(a), (b) or (d) above.

10.5       No Burdensome Contracts With Affiliates.  The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

10.6       No Changes in Fiscal Year.  The fiscal year of the Company and its Subsidiaries ends on December 31st of each year; and the Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

10.7       Change in the Nature of Business.  The Company will not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company and its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.  As of the date hereof, the general nature of the business of the Company and its Subsidiaries is primarily the business of the acquisition, financing and ownership of Senior Housing Assets and other business activities incidental thereto.

10.8       Use of Proceeds of Notes.  The Company will not use the credit extended under this Agreement for any purpose other than solely the purposes set forth in, or otherwise contemplated by, Section 5.14 hereof.

10.9       No Restrictions.  Except as provided herein, the Company will not, nor will it permit any Subsidiary (except for bankruptcy remote subsidiaries established in connection with (i) any securitization or participation transaction or with any Permitted Lien, or (ii) any ownership of fee simple real estate Properties not exceeding $200,000,000 individually or in the aggregate) to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any Subsidiary to:  (a) pay dividends or make any other distributions on any Subsidiary’s capital stock or other equity interests owned by the Company or any other Subsidiary, (b) pay any indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, (d) transfer any of its Property to the Company or any other Subsidiary, provided however, that the foregoing does not impose any limitation on transfers of property that is subject to a Permitted Lien, or (e) guarantee the obligations evidenced by the Notes or under this Agreement and/or grant Liens on its assets to a collateral agent for the benefit of the holders from time to time of the Notes and the Lenders under (and as defined in) the Credit Agreement as required by the Transaction Documents.

10.10    Financial Covenants.

(a)          Maximum Total Indebtedness to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Total Indebtedness to Total Asset Value to be greater than 0.50 to 1.00.

(b)          Maximum Secured Debt to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Secured Debt to Total Asset Value to be greater than 0.35 to 1.00.

(c)          Maximum Unsecured Debt to Unencumbered Asset Pool Value.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Unsecured Debt of the Company and its Subsidiaries to Unencumbered Asset Pool Value to be greater than 0.60 to 1.00.

(d)          Minimum EBITDA to Fixed Charges Ratio.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of EBITDA for such Rolling Period to Fixed Charges for such Rolling Period to be less than 1.50 to 1.00.

(e)          Maximum Secured Recourse Debt to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Secured Recourse Debt to Total Asset Value to be greater than 0.10 to 1.00.

(f)           Maintenance of Tangible Net Worth.  The Company shall not permit at any time Tangible Net Worth to be less than the sum of (a) $385,000,000 plus (b) 80% of the aggregate net proceeds received by the Company or any of its Subsidiaries after May 5, 2011 in connection with any offering of capital stock or other equity interests of the Company or the Subsidiaries, but only to the extent that such net proceeds are not used to redeem existing capital stock or other equity interests of the Company or the Subsidiaries.

(g)          Floating Rate Debt.  On any date, the Company and its Subsidiaries shall not, on a consolidated basis, have outstanding Indebtedness for Borrowed Money that is neither at a fixed rate nor hedged pursuant to a derivative contract greater than 40% of Total Asset Value.

(h)          Minimum Eligible Property NOI to Interest Expense on Unsecured Debt.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of Eligible Property NOI for such Rolling Period to Interest Expense on Unsecured Debt for such Rolling Period to be less than 2.25 to 1.00.

10.11    Two-Way Most Favored Lender.  If at any time after the date hereof the Credit Agreement is amended or otherwise modified, or any agreement related to the Credit Agreement is entered into or is amended or otherwise modified, and as a result of any of the foregoing any Financial Covenant for the Bank Facility is modified (whether in a manner to be more beneficial or less beneficial to the lenders under the Credit Agreement) or eliminated, or any Financial Covenant is added for the Bank Facility (in each such case, a “Modified Bank Financial Covenant”), then (i) the corresponding Financial Covenant in this Agreement shall be deemed automatically modified in such manner or eliminated, as the case may be, or such additional Financial Covenant for the Bank Facility shall be deemed automatically incorporated by reference, in each case mutatis mutandis, as if such modified or additional Financial Covenant were set forth fully herein or such eliminated Financial Covenant were deleted herefrom, as applicable, and (ii) the Company shall promptly, and in any event within five (5) Business Days after entering into any such Modified Bank Financial Covenant, advise the holders of Notes in writing of such Modified Bank Financial Covenant.  Thereafter, upon the request of the Required Holders, the Company shall enter into an amendment to this Agreement with the Required Holders evidencing the incorporation of such Modified Bank Financial Covenant, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the effectiveness of the deemed modification or elimination, as the case may be, of the applicable Financial Covenant in this Agreement, or the incorporation by reference into this Agreement of the applicable additional Financial Covenant, in each case as described in clause (i) of the immediately preceding sentence.

Notwithstanding anything to the contrary in the immediately preceding paragraph of this Section 10.11:  (a) no such modification of a Financial Covenant hereunder that would be less beneficial to the holders of the Notes, and no such elimination hereunder of a Financial Covenant, shall be effective if a Default or Event of Default has occurred and is continuing immediately prior to the time such Modified Bank Financial Covenant becomes effective; (b) no modification or series of modifications effected pursuant to the provisions of this Section 10.11 shall be effective to (w) increase the maximum permitted ratio of Total Indebtedness to Total Asset Value as set forth in Section 10.10(a) of this Agreement to a level greater than 0.60 to 1.00 (assuming such Financial Covenant were calculated on a basis consistent with the manner in which it is calculated on the date hereof pursuant to this Agreement) or eliminate such Financial Covenant set forth in Section 10.10(a) from this Agreement, (x) increase the maximum permitted ratio of Secured Debt to Total Asset Value as set forth in Section 10.10(b) of this Agreement to a level greater than 0.40 to 1.00 (assuming such Financial Covenant were calculated on a basis consistent with the manner in which it is calculated on the date hereof pursuant to this Agreement) or eliminate such Financial Covenant set forth in Section 10.10(b) from this Agreement, (y) (i) increase the maximum permitted ratio of Unsecured Debt of the Company and its Subsidiaries to Unencumbered Asset Pool Value as set forth in Section 10.10(c) of this Agreement to a level greater than 0.6667 to 1.00 (assuming such Financial Covenant were calculated on a basis consistent with the manner in which it is calculated on the date hereof pursuant to this Agreement), or (ii) modify the definition of “Capitalization Rate” such that the capitalization rate for ALFs would be lower than 7.00%, the capitalization rate for continuum of care facilities would be lower than 7.50% or any capitalization rate set forth in such definition on the date hereof as 10% would be lower than 8.50%, or (iii) eliminate such Financial Covenant set forth in Section 10.10(c) from this Agreement unless (1) such Financial Covenant is replaced with a Financial Covenant prohibiting the ratio of Total Asset Value (but computed solely for unencumbered assets of the Company and its Subsidiaries) to Unsecured Debt, or a formulation for such replacement Financial Covenant which is substantially similar thereto, from being less than 1.50 to 1.00 as of the last day of each Fiscal Quarter of the Company, (2) a customary priority debt covenant satisfactory to the Required Holders is added to Section 10.10 and (3) Section 10.1 is modified in a manner consistent with such newly added priority debt covenant and reasonably satisfactory to the Required Holders, provided that if such Financial Covenant set forth in Section 10.10(c) is eliminated as provided in this clause (y)(iii), then the immediately preceding clauses (y)(i) and (y)(ii) will not be applicable or (z) decrease the minimum required ratio of EBITDA for any Rolling Period to Fixed Charges for such Rolling Period as set forth in Section 10.10(d) of this Agreement to a level less than 1.50 to 1.00 (assuming such Financial Covenant were calculated on a basis consistent with the manner in which it is calculated on the date hereof pursuant to this Agreement) or eliminate such Financial Covenant set forth in Section 10.10(d) from this Agreement; and (c) in the event the Bank Facility is terminated, all Financial Covenants hereunder shall be unaffected and shall remain in effect in the same manner as they existed immediately prior to such termination.

10.12    Redemption of Stock, Etc.  The Company will not, and will not permit any Subsidiary to, (a) redeem, purchase or otherwise acquire, refinance or repay any preferred stock of the Company or any Subsidiary if an Event of Default exists at such time or immediately after giving effect thereto, or (b) redeem, purchase or otherwise acquire, refinance or repay any preferred stock of the Company or any Subsidiary with the proceeds from, or in exchange for, the issuance of capital stock which is mandatorily redeemable, preferred stock which is redeemable at the election of the holder thereof or preferred stock with respect to which any holder thereof has a put or similar right to require the Company or any Subsidiary to purchase, re-purchase or otherwise acquire such preferred stock.

10.13    Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any

U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

11                                EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          The Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)          the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c)          the Company defaults in the performance of or compliance with any term contained in Sections 9.5 (to the extent that Section 9.5 pertains to the maintenance and keeping in full force and effect of the Company’s existence), 9.9 or 10; or

(d)          any Credit Party defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Transaction Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)          any representation or warranty made in writing by or on behalf of any Credit Party or by any officer of any Credit Party in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for Borrowed Money that is outstanding beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness for Borrowed Money or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness for Borrowed Money has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness for Borrowed Money to be), due and payable before its stated maturity or before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness for Borrowed Money to convert such Indebtedness for Borrowed Money into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness for Borrowed Money before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness for Borrowed Money; provided that the aggregate amount of all Indebtedness for Borrowed Money to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds 2% of the Applicable Total Asset Value; or

(g)          the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of the Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of the Subsidiaries, or any such petition shall be filed against the Company or any of the Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)           (a) a final judgment or judgments for the payment of money aggregating in excess of 2% of the Applicable Total Asset Value are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;

(j)           if (i) any Plan shall fail to satisfy the minimum funding standards of the Pension Funding Rules for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under the Pension Funding Rules, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 2% of the Applicable Total Asset Value, (iv) any Credit Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Credit Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Credit Party or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Credit Party or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)          a Change of Control shall occur; or

(l)           [Intentionally Omitted]; or

(m)        there shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Company’s tax status as a REIT has been lost; or

(n)          the Company at any time hereafter fails to cause its common stock to be duly listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation; or

(o)          any provision of any Transaction Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable in any material respect against any Credit Party party to it, or any such Credit Party shall so state in writing.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12                                REMEDIES ON DEFAULT, ETC.

12.1                    Acceleration.

(a)          If an Event of Default with respect to any Credit Party described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)          If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, in addition to any action that may be taken pursuant to Section 12.1(c), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(c)          If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes of any Series at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2       Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3       Rescission.

At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than a majority in principal amount of the Notes of such Series then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes of such Series, all principal of and Make-Whole Amount, if any, on any Notes of such Series that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes of such Series, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4       No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Note or any other Transaction Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13                                REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1       Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2       Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more replacement Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such replacement Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note so surrendered.  Each such replacement Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note may be in a denomination of less than $1,000,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3       Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon; provided, that in no event shall the Company be required to pay any interest or principal with respect to a replacement Note if such amounts have previously been paid with respect to the original Note.

14                                PAYMENTS ON NOTES.

14.1       Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction.  The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2       Home Office Payment.

So long as a Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose, in the case of the Series A Notes or the Series B Notes, on the Purchaser Schedule Relating to Series A Notes or Purchaser Schedule Relating to Series B Notes, as applicable, attached hereto as Schedule A and, in the case of any Shelf Note, on the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Note, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a replacement Note or

Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as each Purchaser has made in this Section 14.2.

15                                EXPENSES, ETC.

15.1       Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by PIM, the Purchasers or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Transaction Documents, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, any Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and the other Transaction Documents.  The Company will pay, and will save PIM, each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders.

15.2       Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any Credit Party or any Subsidiary pursuant to this Agreement or any of the other Transaction Documents shall be deemed representations and warranties of such Credit Party or Subsidiary under this Agreement or such other Transaction Document.  Subject to the preceding sentence, this Agreement (including the Multiparty Guaranty), the Notes and the other Transaction Documents embody the entire agreement and understanding among PIM, the Purchasers and the Credit Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

17                                AMENDMENT AND WAIVER.

17.1       Requirements.

This Agreement, the Notes and the other Transaction Documents may be amended, and any Credit Party may take any action herein or therein prohibited, or omit to perform any act herein required to be performed by it, if the Credit Parties shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Make-Whole Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of Section 12 or this Section 17 insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of PIM (and not without the written consent of PIM) the provisions of Section 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2B and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Section 17, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.

17.2       Solicitation of Holders of Notes.

(a)          Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)          Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3       Binding Effect. Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Credit Party and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4       Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or any Series thereof then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any Series thereof, or have directed the taking of any action provided herein or in the Notes or any Series thereof to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or any Series thereof then outstanding, Notes directly or indirectly owned by any Credit Party or any of its Affiliates shall be deemed not to be outstanding.

18                                NOTICES.

All notices and communications provided for hereunder (other than communications provided for in Section 2) shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)           if to any Series A Purchaser or its nominee or any Series B Purchaser or its nominee, to such Person at the address specified for such communications in the Purchaser Schedule Relating to Series A Notes or Purchaser Schedule Relating to Series B Notes, as applicable, attached hereto as Schedule A and, in the case of a Purchaser of any Shelf Note or its nominee, to such Person at the address specified for such communications in the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Shelf

Note, or at such other address as such Person or it shall have specified to the Company in writing;

(ii)          if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or

(iii)         if to any Credit Party, to such Credit Party care of the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company, shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed to have been given and received when delivered at the address so specified.  Any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile number that is listed for the party receiving the communication on the Information Schedule or at such other facsimile number as the party receiving the information shall have specified in writing to the party sending such information.

19                                REPRODUCTION OF DOCUMENTS.

This Agreement, and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced.  To the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit any party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20                                MULTIPARTY GUARANTY.

The multiparty guaranty under this Section 20 (as amended or otherwise modified from time to time, the “Multiparty Guaranty”) is made jointly and severally by each of the Guarantors in favor of the Purchasers and their respective successors, assigns and transferees (each of such Persons being referred to herein as a “Beneficiary” and collectively, as the “Beneficiaries”).

20.1       Unconditional Guaranty.

(a)          Unconditional Guaranty.

Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) and performance of all Guaranteed Obligations.  The term “Guaranteed Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts and otherwise from time to time owing by the Company, in the Company’s capacity as the issuer of Notes, to the Purchasers in connection with this Agreement, the Notes and the other Transaction Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or instrument, arising under or in respect of this Agreement, the Notes or the other Transaction Documents (it being understood that this term includes all principal, interest (including interest that accrues after the commencement by or against the Company of any action under bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect), the Make-Whole Amount, if any, premium or other prepayment consideration, fees, expenses, costs or other sums (including, without limitation, all fees and disbursements of any law firm or other external counsel) chargeable to the Company, in the Company’s capacity as the issuer of Notes, under this Agreement, the Notes or the other Transaction Documents).

(b)          Reimbursement of Expenses.

Each Guarantor also agrees to pay upon demand all costs and expenses (including, without limitation, all fees and disbursements of any law firm or other external counsel) incurred by any Beneficiary in enforcing any rights under this Multiparty Guaranty.

(c)          Guaranteed Obligations Unaffected.

No payment or payments made by any other Guarantor or other Credit Party, or by any other guarantor or other Person, or received or collected by any of the Beneficiaries from any other Guarantor or other Credit Party or from any other guarantor or other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to Section 20.5 below, until the Guaranteed Obligations are indefeasibly paid in full.

(d)          Joint and Several Liability.

All Guarantors and their respective successors and assigns shall be jointly and severally liable for the payment of the Guaranteed Obligations and the expenses required to be reimbursed to the holders of the Notes pursuant to Section 20.1(b), above, notwithstanding any relationship or contract of co-obligation by or among the Guarantors or their successors and assigns.

(e)          Enforcement of Guaranteed Obligations.

Upon the occurrence and during the continuance of an Event of Default, then and in any such event all of the Guaranteed Obligations shall automatically become due and payable (in the case of an Event of Default described in Section 11(g) or (h)) and all or any part of the Guaranteed Obligations may, at the option of (i) any holder of any Note (in the case of an Event of Default described in Section 11(a) or (b)), and (ii) the Required Holders (in the case of any Event of Default described in Section 11 other than those described in Section 11(g) or (h)) and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(f)           Tolling of Statute of Limitations.

Each Guarantor agrees that any payment, performance or other act that tolls any statute of limitations applicable to the obligations, liabilities and indebtedness of the Company owing to the Beneficiaries under this Agreement, the Notes or any of the other Transaction Documents shall also toll the statute of limitations applicable to such Guarantor’s liability under this Multiparty Guaranty to the extent permitted by law.

(g)          Rights of Contribution.

The Company and each Guarantor hereby agree that, to the extent that a Guarantor shall have paid an amount hereunder to any Beneficiary that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes, such paying Guarantor shall be entitled to contribution from the Company or any Guarantor that has not paid its proportionate share, based on benefits received as a result of the issuance and sale of the Notes, of the Guaranteed Obligations.  Any amount payable as a contribution under this Section 20.1(g) shall be determined as of the date on which the related payment or distribution is made by the Guarantor seeking contribution, and each of the Company and the Guarantors acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed.  Notwithstanding the foregoing, the provisions of this Section 20.1(g) shall in no respect limit the obligations and liabilities of any Guarantor to the Beneficiaries hereunder or under any other Transaction Document, and each Guarantor shall remain liable for the full payment and performance guaranteed hereunder.  Any indebtedness or other obligations of the Company or a Guarantor now or hereafter held by or owing to any Guarantor is hereby subordinated in time and right of payment to all indebtedness or other obligations of the Company and the Guarantors to any or all of the Beneficiaries under the Notes, this Agreement or any other Transaction Document.

20.2       Subrogation.

Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and, except to the extent otherwise provided in Section 20.1(g), any and all rights of contribution, reimbursement, assignment, indemnification or implied contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time as the Guaranteed Obligations have been indefeasibly paid in full (subject to Section 20.5 below).  If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation or other rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by such Guarantor in trust for the Beneficiaries, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to each Beneficiary (ratably based on the principal amount outstanding of Notes held by such Beneficiary at such time as a percentage of the aggregate principal amount outstanding of Notes held by all the Beneficiaries at such time) in the exact form received by such Guarantor (duly endorsed by such Guarantor to such Beneficiary if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Beneficiary may determine.

20.3       Amendments, Etc. with Respect to Guaranteed Obligations.

Each Guarantor shall remain obligated hereunder notwithstanding that:  (a) any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued; (b) this Multiparty Guaranty, the Guaranteed Obligations, or the liability of any other party upon or for any part of the Guaranteed Obligations, or any collateral security or guaranty therefor or right of setoff with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary or such other party; (c) this Agreement, the Notes, the other Transaction Documents and any other document executed in connection with any of them may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part; or (d) any guaranty, collateral or right of setoff at any time held by any Person for the payment of any of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released.  When making any demand hereunder against any Guarantor, each Beneficiary may, but shall be under no obligation to, make a similar demand on any other Credit Party or any other Person, and any failure by such Beneficiary to make any such demand or to collect any payments from any other Credit Party or any other Person or any release of any such other Credit Party or Person shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of such Beneficiary against the Guarantors.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

20.4       Guaranty Absolute and Unconditional; Termination.

(a)          Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Multiparty Guaranty or acceptance of this Multiparty Guaranty.  This

Agreement, the Notes, the other Transaction Documents and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Multiparty Guaranty; and all dealings between any of the Company or the Guarantors, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Multiparty Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Credit Party or any other guarantor with respect to the Guaranteed Obligations.  Except as provided in Section 20.4(b), this Multiparty Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of each Guarantor without regard to (a) the validity or enforceability of the provisions of this Agreement (other than the Multiparty Guaranty), the Notes, the other Transaction Documents, any of the Guaranteed Obligations or any other guaranty or right of setoff with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Credit Parties against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party or guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party or any other guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance (other than payment or performance in full of the Guaranteed Obligations).  Each of the Guarantors hereby agrees that it has complete and absolute responsibility for keeping itself informed of the business, operations, properties, assets, condition (financial or otherwise) of the Company, the other Guarantors, any and all endorsers and any and all guarantors of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the obligations evidenced by the Notes or the Guaranteed Obligations, and each of the Guarantors further agrees that the Beneficiaries shall have no duty, obligation or responsibility to advise it of any such facts or other information, whether now known or hereafter ascertained, and each Guarantor hereby waives any such duty, obligation or responsibility on the part of the Beneficiaries to disclose such facts or other information to such Guarantor.

When pursuing its rights and remedies hereunder against any of the Guarantors, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Credit Party or any other Person under a guaranty of the Guaranteed Obligations or any right of setoff with respect thereto, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any such other Credit Party or Person or to realize upon any such guaranty or to exercise any such right of setoff, or any release of any such other Credit Party or Person or any such guaranty or right of setoff, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantors.  This Multiparty Guaranty shall remain in full force and effect until all Guaranteed Obligations shall have been satisfied by payment or performance in full, upon the occurrence of which this Multiparty Guaranty shall, subject to Section 20.5 below, terminate.

(b)          Each Guarantor shall be released and discharged automatically from its obligations under this Multiparty Guaranty provided that (i) such Guarantor concurrently is released and discharged from its obligations as a guarantor under the Credit Agreement and each other Principal Credit Facility, (ii) no Default or Event of Default exists or would exist after giving effect to such release and discharge, (iii) no remuneration (whether by way of supplemental or additional interest, fee or otherwise) or alternative credit support (whether by way of another guaranty, collateral security, a letter of credit or otherwise) is provided to any lender under the Credit Agreement or any other Principal Credit Facility as compensation for such release of such Guarantor under the Credit Agreement or such other Principal Credit Facility (provided that the foregoing shall not apply to facility fees, structuring fees, arrangement fees or similar up-front fees in connection with the extension or replacement of the Credit Agreement or any other Principal Credit Facility so long as the primary purpose of such fees is not compensation for the release of any Guarantor), and (iv) the Company has delivered an Officer’s Certificate certifying as to the conditions in each of the immediately preceding clauses (i), (ii) and (iii) and setting forth the date of effectiveness for such release and discharge.

20.5       Reinstatement.

This Multiparty Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of their respective property or assets, or otherwise, all as though such payments had not been made.

20.6       Payments.

Each Guarantor hereby agrees that the Guaranteed Obligations will be paid to each of the Beneficiaries pursuant to this Agreement without setoff or counterclaim in immediately available funds at the location and in the currency or currencies specified by such Beneficiary pursuant to this Agreement.

20.7       Bound by Other Provisions.

Each Guarantor agrees that it is bound by each covenant set forth in this Agreement and that it shall make each representation and warranty set forth in this Agreement, in each case to the extent the applicable provision pertains to a Subsidiary.

20.8       Additional Guarantors.

The initial Guarantors shall be such Persons as are identified as “Guarantors” on the signature pages hereof.  From time to time subsequent to the date hereof, additional Persons that are Subsidiaries or other Affiliates of any Credit Party may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a Joinder to Multiparty Guaranty.  Upon delivery of any such Joinder to Multiparty Guaranty to each of the Beneficiaries, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto in such capacity as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Beneficiaries not to cause any Subsidiary of any Credit Party to become an Additional Guarantor hereunder.  This Multiparty Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

21                                CONFIDENTIALITY.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

22                                MISCELLANEOUS.

22.1       Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not.

22.2       Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a New York Business Day shall be made on the next succeeding New York Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding New York Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3       Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 7.1(b) hereof for the fiscal year ended December 31, 2012 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Holders may by notice to the holders of the Notes and the Company, respectively, require that the holders of the Notes and the Company negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Company or the Required Holders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 22.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.

22.4       Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5       Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7       Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

22.8       Jurisdiction and Process.  (a)  Each Credit Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement (including the Multiparty Guaranty) or the Notes.  To the fullest extent permitted by applicable law, each Credit Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                          Each Credit Party consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  Each Credit Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)                          Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Credit Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

22.9       Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT (INCLUDING THE MULTIPARTY GUARANTY), THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if an action or other proceeding is brought in the State of California and if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them concerning this Agreement (including the Multiparty Guaranty), the Notes, the other Transaction Documents and the matters contemplated hereby or thereby (each, a “Claim”), including any and all questions of law or fact relating thereto, shall be determined by judicial reference pursuant to the California Code of Civil Procedure (“Reference”).  The parties shall select a single neutral referee, who shall be a retired state or federal judge.  In the event that the parties cannot agree upon a referee, the referee shall be appointed by the court.  The referee shall report a statement of decision to the court.  Nothing in this paragraph shall limit the right of any party at any time to exercise any self-help remedies, foreclose against any collateral or obtain provisional remedies.  The Company shall bear the fees and expenses of the referee unless the referee orders otherwise.  The referee shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

22.10    Transaction References.  The Company agrees that Prudential Capital Group may (a) refer to its role in the origination of the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, and (b) display the Company’s corporate logo in conjunction with any such reference.

22.11    No Novation.  This Agreement amends, restates and replaces (subject to Section 4C) the Prior Agreement and is not intended to constitute a novation thereof (it being acknowledged and agreed that the Company’s covenants in the Prior Agreement shall remain operative for periods prior to the effectiveness of this Agreement, and any unwaived breach of such covenants or any unwaived breach of representations and warranties under the Prior Agreement made prior to the effectiveness of this Agreement, in each case if such unwaived breach constituted a Default or Event of Default under the Prior Agreement immediately prior to the effectiveness of this Agreement, shall constitute a Default or Event of Default, as applicable, under this Agreement).

*    *    *    *    *

Very truly yours,

THE COMPANY:	LTC PROPERTIES, INC.

	By:	/s/ Wendy Simpson
	Name:	Wendy Simpson
	Title:	Chairman, Chief Executive Officer and President

	By:	/s/ Pamela Shelley-Kessler
	Name:	Pamela J. Shelley-Kessler
	Title:	Executive Vice President, Chief Financial Officer and Secretary

THE GUARANTORS:  Each of the undersigned Guarantors (i) agrees to be bound by each provision hereof applicable to it as a Guarantor, and (ii) consents and agrees to the amendments and other modifications effected in this Second Amended and Restated Note Purchase and Private Shelf Agreement and the transactions contemplated hereby, and reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations.  In addition, each undersigned Guarantor reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the Company’s obligations under the Transaction Documents.

FLORIDA-LTC, INC.
LTC GP I, INC.
LTC-GARDNER, INC.
LTC-GRIFFIN, INC.
LTC-JONESBORO, INC.

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Title:	Chief Executive Officer and President

On behalf of each of the foregoing Guarantors

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela J. Shelley-Kessler
Title:	Executive Vice President, Chief Financial Officer and Secretary

On behalf of each of the foregoing Guarantors

ALBUQUERQUE REAL ESTATE INVESTMENTS, INC.

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Title:	Chief Executive Officer and President

ALBUQUERQUE REAL ESTATE INVESTMENTS, INC.

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela J. Shelley-Kessler
Title:	Chief Financial Officer and Treasurer

BEAUMONT REAL ESTATE INVESTMENTS, LP

By:	L-Tex GP, Inc., its General Partner

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Title:	Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela J. Shelley-Kessler
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

TEXAS-LTC LIMITED PARTNERSHIP

By:	L-Tex GP, Inc., its General Partner

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Title:	Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela J. Shelley-Kessler
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

TEXAS-LTC WOODRIDGE LIMITED PARTNERSHIP

By:	L-Tex GP, Inc., its General Partner

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Title:	Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela J. Shelley-Kessler
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

NORTH CAROLINA REAL ESTATE INVESTMENTS, LLC

By:	LTC-Dearfield, Inc., its Member

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Title:	Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela J. Shelley-Kessler
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

By:	LTC-Richmond, Inc., its Member

By:	/s/ Wendy Simpson
Name:	Wendy Simpson
Title:	Chief Executive Officer and President

By:	/s/ Pamela Shelley-Kessler
Name:	Pamela J. Shelley-Kessler
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

The foregoing is hereby agreed to as of the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Cornelia Cheng
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a holder of Series A-1 Notes and Series B Notes

By:	/s/ Cornelia Cheng
Vice President

PRUCO LIFE INSURANCE COMPANY, as a holder of Series A-2 Notes and Series B Notes

By:	/s/ Cornelia Cheng
Assistant Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY, as a holder of Series A-2 Notes

By:	Prudential Private Placement Investors, L.P., asset manager

By:	Prudential Private Placement Investors, Inc., general partner

By:	/s/ Cornelia Cheng
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, as a holder of Series B Notes

By:	Prudential Investment Management, Inc., as investment advisor

By:	/s/ Cornelia Cheng
Title: Vice President